                                                                   Exhibit 99(a)



Press Contacts:  Greg Reaves               Investor Contact:  Mark Stejbach
                 (908) 423-6022                               (908) 423-5185

                 Gwen Fisher
                 (908) 423-6154

                       MERCK ANNOUNCES SECOND-QUARTER 2002
                         EARNINGS PER SHARE OF 77 CENTS

   Merck's Five Largest Products Collectively Achieve Sales Growth of 14% Over
                               Second-Quarter 2001

WHITEHOUSE STATION, N.J., July 19, 2002 - Merck & Co., Inc. today announced that earnings per share for the second quarter of 2002 were $0.77, compared to $0.78 in the second quarter of 2001. Net income was $1,750.7 million, compared to $1,815.4 million in the second quarter of last year. Sales were $12.8 billion for the quarter, an increase of 8% compared to the same period last year.

         For the first six months of 2002, earnings per share were $1.47, compared to $1.49 in the first six months of 2001. Net income was $3,375.7 million, compared to $3,472.7 million for the first six months of 2001. Sales grew 7% for the period to $25.0 billion.

         Merck's five key growth drivers - ZOCOR, VIOXX, FOSAMAX, COZAAR and HYZAAR*, and SINGULAIR - collectively had increased sales of 14% for the quarter and drove Merck's human health sales performance. Overall, Merck's human health sales decreased 3% and 2% for the second quarter and first six months, respectively. The human health sales performance includes a 4 point and 6 point unfavorable effect for the second quarter and six months, respectively, from products affected by patent expirations, including VASOTEC, VASERETIC, PEPCID, MEVACOR and PRINIVIL. Excluding the unfavorable effect from foreign exchange, the company's human health sales decreased by 2% for the second quarter and were in line with the first six months. Sales outside of the United States accounted for 38% of the company's first six months of 2002 human health sales. Merck's overall sales growth also benefited from Medco Health Solutions, Inc.'s (Medco Health) sales, which increased this quarter by 16% over the second quarter of 2001.
                                    - more -

* COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, DE, USA

         While Merck continues to invest in support of its key inline products and product introductions, its Marketing and Administrative expenses decreased 10% and 6% compared to the second quarter and first six months of 2001, respectively. This decrease reflects accelerated operational-efficiency and work redesign initiatives to permanently reduce the company's overall cost structure.

FIVE KEY GROWTH DRIVERS CONTINUE STRONG PERFORMANCE

         "Merck is pleased with the performance of our five key growth drivers and believe that bolstered with new data from clinical outcome trials, these medicines continue to have significant growth potential," said Raymond V. Gilmartin, chairman, president and chief executive officer.

         ZOCOR, Merck's cholesterol-modifying medicine, continued its strong performance with second-quarter global sales of $1.6 billion. Results from the Heart Protection Study (HPS), the largest-ever study using a cholesterol-modifying medicine, were published earlier this month in The Lancet. According to the results, ZOCOR 40 mg helped save lives by reducing the risk of heart attack and stroke by one-fourth in a broad range of patients with heart disease or at high risk for heart disease. These results were consistent even in patients whose cholesterol levels were not high enough to require drug treatment under current treatment guidelines from around the world. The study, conducted by world-renowned Oxford University, also demonstrated heart-disease reductions with ZOCOR 40 mg in all patient populations studied, including women, the elderly and high-risk groups, such as those with history of heart attacks, diabetes, hypertension or vascular disease. The HPS also showed the safety and tolerability profile of ZOCOR 40 mg to be similar to placebo. Merck remains on track to file the results of the HPS with the U.S. Food and Drug Administration
(FDA).

         Global sales of VIOXX, the company's second-largest selling medicine, were $845 million this quarter. In April, the FDA approved changes to the prescribing information to include results from the landmark VIOXX Gastrointestinal Outcomes Research (VIGOR) study and a new indication with VIOXX 25 mg for the relief of the signs and symptoms of rheumatoid arthritis in adults. VIOXX now is the only COX-2 specific inhibitor with a label demonstrating the proven risk reductions in clinically important gastrointestinal events compared to the non-steroidal anti-inflammatory drug (NSAID) naproxen and the only COX-2 specific inhibitor to offer once-daily 24-hour relief for osteoarthritis, rheumatoid arthritis and acute pain.
                                    - more -

         Global sales of FOSAMAX, the leading product worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis, were $640 million in the second quarter of 2002. Patient acceptance of FOSAMAX has been fueled by the Once Weekly formulation, which represents nearly 90 percent of U.S. prescriptions and is available in more than 70 countries worldwide. Significant market potential remains for FOSAMAX because less than 25 percent of the more than 50 million postmenopausal women with osteoporosis worldwide are currently diagnosed and treated.

         COZAAR/HYZAAR, Merck's high-blood pressure medicines, together are the No. 1 angiotensin II antagonists (AIIAs) worldwide. In the second quarter, global sales for the two products reached $565 million. New indications have been granted in 10 countries outside the United States as a result of the Reduction of Endpoints in Non-Insulin Dependent Diabetes Mellitus with the Angiotensin II Antagonist Losartan (RENAAL) study, which showed that COZAAR delayed the progression of renal disease in patients with Type 2 diabetes and proteinuria. In April, the Cardio-Renal Advisory Committee of the FDA recommended that the FDA approve COZAAR to delay the progression of renal disease in patients with Type 2 diabetes with proteinuria. The Advisory Committee's recommendation is not binding on the FDA. Merck is currently in discussions with the FDA regarding including the RENAAL study results in the COZAAR label.

         SINGULAIR, Merck's once-a-day leukotriene receptor antagonist, remains the No. 1 prescribed asthma controller in the United States. Recently, the FDA granted approval for an update to the product label for SINGULAIR to reference the findings of exploratory efficacy evaluations from a safety and tolerability study of patients 2 to 5 years old completed in 1999. The efficacy-evaluation findings, along with extrapolation of efficacy data from another study with older pediatric patients, support the overall conclusion that SINGULAIR is efficacious in the maintenance treatment of asthma in patients 2 to 5 years old. Merck has submitted an application for FDA approval for the use of SINGULAIR in allergic rhinitis, which affects more than 60 million people in the United States alone. In addition, SINGULAIR has been approved and launched for the treatment of seasonal allergic rhinitis in Mexico. Global sales for SINGULAIR this quarter were $250 million.

                                    - more -

MERCK UPDATES ON ARCOXIA AND ZETIA

         The company announced in June plans to refile an expanded New Drug Application for ARCOXIA with the FDA in the second half of 2003. The company will be seeking indications for ankylosing spondylitis (a chronic, inflammatory disorder primarily involving the spine), osteoarthritis, rheumatoid arthritis, chronic pain, acute pain, dysmenorrhea (menstrual pain) and acute gouty arthritis.

         To enhance its filing for the broad range of acute pain indications, including gout, Merck will provide data to the FDA from several ongoing studies on ARCOXIA in acute pain. In response to the FDA's request for additional data on the cardiovascular safety of ARCOXIA, Merck is enrolling patients in a large clinical trial comparing ARCOXIA to a non-naproxen non-steroidal anti-inflammatory drug. Patient enrollment began in June. Both gastrointestinal and cardiovascular safety data will be collected in this study.

         Results from a study of ARCOXIA in acute gouty arthritis - the largest ever reported in patients with the disease - were published in the June 22 issue of the British Medical Journal. The study showed that ARCOXIA 120 mg once daily provided the same degree of pain relief as indomethacin (50 mg three times daily), which has been a widely used treatment for acute gouty arthritis for more than three decades.

         The worldwide regulatory process for ARCOXIA continues. To date, it has been approved and launched in the United Kingdom and several countries in Latin America. Merck expects to receive regulatory approval of the drug in other countries over the next few months.

         At the World Congress of Cardiology meeting in May, Merck/Schering-Plough Pharmaceuticals reported results from two Phase III clinical trials that showed that ZETIA 10 mg provided additional reductions in LDL-C ("bad" cholesterol) when co-administered with either pravastatin or lovastatin. The reductions in these studies were similar to the reductions previously reported in co-administration studies of ZETIA, an investigational cholesterol absorption inhibitor, with simvastatin and atorvastatin.

         Also in May, a study published in Circulation showed that ZETIA provided patients with homozygous familial hypercholesterolemia - a rare genetic disorder that results in extremely high total cholesterol levels - with an additional 21 percent to 28 percent reduction in LDL-C when added to statin therapy, compared to a 7 percent reduction observed when simvastatin or atorvastatin administered alone were doubled to the maximum recommended dose of 80 mg.

                                    - more -

ABOUT MEDCO HEALTH SOLUTIONS, INC.

         Medco Health continued to deliver strong sales growth in the second quarter, increasing 16 percent over the prior year.

         Medco Health's home delivery pharmacy maintained its leadership position, dispensing 20.6 million prescriptions out of its home delivery pharmacies in the second quarter. Medco Health's home delivery prescriptions grew by 12 percent over the second quarter 2001, and now represent 15 percent of Medco Health's total prescription business. Medco Health administered 140 million prescriptions in total during the quarter.

         Continuing as the world's largest Internet pharmacy, medcohealth.com processed 2.7 million prescriptions in the second quarter, an approximately 59 percent increase over 1.7 million prescriptions processed in the second quarter of 2001.

         Merck announced earlier this month that due solely to market conditions it was postponing the pricing of the initial public offering of shares of its wholly owned subsidiary, Medco Health.

         The Securities and Exchange Commission (SEC) declared Medco Health's registration statement effective on July 9 after a thorough review. As part of the process, the SEC reviewed Medco Health's recognition of retail co-payments as revenue. This accounting practice accurately reflects the results of Medco Health's business operations and is in accordance with generally accepted accounting principles. Additionally, PricewaterhouseCoopers, the company's independent auditor, as well as Merck's past auditors, concurred with the company's accounting treatment as shown by their unqualified opinions on Medco Health's financial statements.

         Merck remains fully committed to the establishment of Medco Health as a separate, publicly traded company and intends to complete the separation within 12 months, subject to market conditions. Supplemental disclosures for Merck & Co., Inc. on a stand-alone basis (excluding the results of Medco Health's operations) and for Medco Health Solutions, Inc. on a stand-alone basis are on pages 9 - 12 of this news release.

                                    - more -

MERCK REMAINS COMFORTABLE WITH 2002 EARNINGS PER SHARE ESTIMATES

         Merck also announced today that it continues to anticipate earnings per share (EPS) for 2002, on an as-reported basis, to be at the same level as 2001 results. The 2002 as-reported EPS will be affected by the benefit from the implementation of FAS 142 regarding goodwill amortization, most of which relates to Merck's 1993 acquisition of Medco, and the timing of the completion of the previously announced separation of Medco Health Solutions. In commenting on its outlook for the third quarter 2002, Merck noted that it is comfortable with the First Call range of analyst EPS estimates of $0.81 to $0.85 per share.

         Merck also confirmed that it expects its core pharmaceutical business to deliver double-digit earnings-per-share growth in 2003. Please see page 13 of this news release for a breakdown of Merck's full-year 2002 financial guidance.

         Investors are invited to listen to a live webcast of Merck's second-quarter earnings conference call today at 9 a.m., Eastern Time, by visiting Merck's corporate website at www.merck.com. The call will be available for replay on the Merck website until July 26, 2002.

         Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

         Medco Health Solutions, Inc., the nation's largest pharmacy benefits manager, managed over $29 billion in drug spend for its clients in 2001, helping them to control the cost and enhance the quality of prescription drug benefits they offer their 65 million members.

         This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2001, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

                                    - more -

The following tables show the financial results for Merck & Co., Inc. and subsidiaries for the quarter and six months ended June 30, 2002, compared with the corresponding periods of the prior year.

                                                     (In Millions Except Earnings per Common Share)
                                                                      Quarter Ended June 30
                                                     ----------------------------------------------
                                                                                              %
                                                       2002               2001              Change
                                                       ----               ----              ------

Sales                                                 $12,809.7          $11,893.1            8%

Costs, Expenses and Other
Materials and production                                8,292.6            7,204.8           15*
Marketing and administrative                            1,477.8            1,637.4           -10
Research and development                                  631.2              602.4            5
Equity income from affiliates                            (190.2)            (215.0)          -12
Other (income) expense, net                                97.3               70.0            39

Income Before Taxes                                     2,501.0            2,593.5            -4

Taxes on Income                                           750.3              778.1

Net Income                                              1,750.7            1,815.4            -4

Basic Earnings per Common Share                           $0.77              $0.79            -3

Earnings per Common Share Assuming Dilution               $0.77              $0.78            -1

Average Shares Outstanding                              2,262.7            2,290.8

Average Shares Outstanding Assuming Dilution            2,282.8            2,328.2


* The increase in materials and production costs for the three months ended June 30, 2002, is primarily driven by growth in the Medco Health business.

                                    - more -

                                                     (In Millions Except Earnings per Common Share)
                                                                   6 Months Ended June 30
                                                     ----------------------------------------------
                                                                                               %
                                                       2002               2001              Change
                                                       ----               ----              ------
Sales                                                 $24,979.0          $23,238.2            7%

Costs, Expenses and Other
Materials and production                               16,273.4           14,251.3            14*
Marketing and administrative                            2,942.5            3,143.6            -6
Research and development                                1,161.4            1,149.8             1
Equity income from affiliates                            (362.0)            (393.6)           -8
Other (income) expense, net                               141.2              126.1            12

Income Before Taxes                                     4,822.5            4,961.0            -3

Taxes on Income                                         1,446.8            1,488.3

Net Income                                              3,375.7            3,472.7            -3

Basic Earnings per Common Share                           $1.49              $1.51            -1

Earnings per Common Share Assuming Dilution               $1.47              $1.49            -1

Average Shares Outstanding                              2,266.8            2,297.2

Average Shares Outstanding Assuming Dilution            2,288.6            2,337.0

* The increase in materials and production costs for the six months ended June 30, 2002, is primarily driven by growth in the Medco Health business.

                                    - more -

SUPPLEMENTAL DISCLOSURE

The following tables reflect the stand-alone operating results of Merck & Co., Inc.("Merck") excluding Medco Health Solutions, Inc. ("Medco Health"), and the stand-alone operating results of Medco Health. The combination of the historical stand-alone operating results of Merck and Medco Health will not equal Merck's consolidated operating results. Certain consolidating adjustments are necessary in the preparation of such consolidated operating results, associated primarily with sales of Merck products by Medco Health and related rebates received by Medco Health from Merck.


                                                     Merck & Co., Inc.
                                                  On a Stand-alone Basis
                                       (In Millions Except Earnings per Common Share)
                                                   Quarter Ended June 30
                                       ---------------------------------------------
                                                                               %
                                            2002              2001           Change
                                            ----              ----           ------

Sales                                  $  5,159.6         $  5,287.8         -2%

Costs, Expenses and Other
Materials and production                    942.1              886.0           6
Marketing and administrative              1,362.9            1,513.3         -10
Research and development                    631.2              602.4           5
Equity income from affiliates              (190.2)            (215.0)        -12
Other (income) expense, net                  61.8               23.6           *

Income Before Taxes                       2,351.8            2,477.5          -5

Taxes on Income                             696.1              721.0

Net Income                                1,655.7            1,756.5         -6



                                    - more -

                                                         Merck & Co., Inc.
                                                      On a Stand-alone Basis
                                           (In Millions Except Earnings per Common Share)
                                                      6 Months Ended June 30
                                         -------------------------------------------------
                                                                                     %
                                            2002                   2001            Change
                                            ----                   ----            ------
Sales                                    $  9,962.0           $  10,183.6           -2%

Costs, Expenses and Other
Materials and production                    1,806.3               1,748.8             3
Marketing and administrative                2,706.2               2,888.4            -6
Research and development                    1,161.5               1,149.7             1
Equity income from affiliates                (362.0)               (393.6)           -8
Other (income) expense, net                    85.2                  33.3             *

Income Before Taxes                         4,564.8               4,757.0            -4

Taxes on Income                             1,351.2               1,384.3

Net Income                                  3,213.6               3,372.7            -5

                                    - more -

                                                       Medco Health Solutions, Inc.
                                                         On a Stand-alone Basis
                                                            (In Millions)
                                                            Quarter Ended
                                              ---------------------------------------------
                                                June 29              June 30           %
                                                  2002                2001           Change
                                                  ----                ----           ------
Product net revenues                          $  8,266.0          $  7,124.9           16%
Service revenues                                    97.4               104.1           -6
                                              ----------          ----------
   Net revenues                                  8,363.4             7,229.0           16

Cost of Operations
   Cost of product net revenues                  7,986.6             6,858.8           16
   Cost of service revenues                         38.1                51.9          -27
                                              ----------          ----------
      Cost of revenues                           8,024.7             6,910.7           16
   Selling, general and
      administrative expenses                      128.6               142.8          -10
   Amortization of goodwill                         --                  26.7            *
   Amortization of intangibles                      21.2                21.2           --
   Other (income) expense, net                       9.4                (1.4)           *
                                              ----------          ----------
         Total costs and expenses                8,183.9             7,100.0           15

Income before provision for income                 179.5               129.0           39
   taxes

Provision for income taxes                          74.9                65.1

Net income                                         104.6                63.9           64

     NOTE 1: Included in product net revenues and cost of product net revenues are retail co-payments of approximately $1,640.0 million and $1,342.0 million for the second quarter of 2002 and 2001, respectively. The retail co-payments are recorded as revenue because under Medco Health's contracts with its clients and affiliated retail pharmacies, Medco Health is principally responsible for managing the entire drug transaction, including the co-payment. It is also important to note that for each co-payment included in Medco Health's revenues there is a corresponding offset as a cost of revenues, so net income is not affected by this accounting.

     NOTE 2: Included in cost of operations is depreciation of $36.6 million and $33.2 million for the second quarter of 2002 and 2001, respectively.

                                    - more -

                                                    Medco Health Solutions, Inc.
                                                       On a Stand-alone Basis
                                                          (In Millions)
                                                        Fiscal 6 Months Ended
                                              --------------------------------------------
                                                  June 29           June 30           %
                                                   2002             2001            Change
                                                   ----             ----            ------

Product net revenues                          $  16,195.0        $  14,084.0         15%
Service revenues                                    184.5              187.1         -1
                                              -----------        -----------
   Net revenues                                  16,379.5           14,271.1         15

Cost of Operations
   Cost of product net revenues                  15,700.4           13,572.4         16
   Cost of service revenues                          82.1              100.8        -19
                                              -----------        -----------
      Cost of revenues                           15,782.5           13,673.2         15
   Selling, general and
      administrative expenses                       263.8              285.4         -8
   Amortization of goodwill                          --                 53.5          *
   Amortization of intangibles                       42.4               42.4         --
   Other (income) expense, net                        8.6               (2.9)         *
                                              -----------        -----------
         Total costs and expenses                16,097.3           14,051.6         15

Income before provision for income
   taxes                                            282.2              219.5         29

Provision for income taxes                          118.0              110.8

Net income                                          164.2              108.7         51



     NOTE 1: Included in product net revenues and cost of product net revenues are retail co-payments of approximately $3,280.0 million and $2,720.0 million for the first six months of 2002 and 2001, respectively. The retail co-payments are recorded as revenue because under Medco Health's contracts with its clients and affiliated retail pharmacies, Medco Health is principally responsible for managing the entire drug transaction, including the co-payment. It is also important to note that for each co-payment included in Medco Health's revenues there is a corresponding offset as a cost of revenues, so net income is not affected by this accounting.

     NOTE 2: Included in cost of operations is depreciation of $74.8 million and $66.4 million for the first six months of 2002 and 2001, respectively.


                                    - more -

                            MERCK FINANCIAL GUIDANCE

Worldwide (WW) gross sales will be driven by Merck's five key growth drivers. Sales forecasts for those products are as follows:

Product                             2002 ($billions)
-------                             ----------------
ZOCOR                                   $7.1 - 7.4
COXIBS (VIOXX & ARCOXIA)                $2.8 - 3.1
COZAAR & HYZAAR                         $2.2 - 2.5
FOSAMAX                                 $2.0 - 2.3
SINGULAIR                               $1.6 - 1.8

- As expected, combined WW sales of VASOTEC, PEPCID, MEVACOR and PRINIVIL, all of which had U.S. market exclusivity ending between 2000 and 2002, should decline in total to approximately $1.8 to $2.0 billion.

- Under an agreement with AstraZeneca (AZN), Merck receives supply payments at predetermined rates on the U.S. sales of certain products by AZN, most notably PRILOSEC and NEXIUM. The U.S. product patent on PRILOSEC expired in 2001. Accordingly, Merck anticipates that the total supply payments that the Company receives from AZN will decline in 2002.

- Marketing and administrative expense for 2002 is estimated to grow in the low single digits over the full year 2001 expense.

- Research and development expense is estimated to be in the range of $2.7 - $2.8 billion in 2002.

OTHER P&L COMPONENTS

- Merck's total company 2002 consolidated gross margin is estimated to be 36%.

- The company's 2002 consolidated tax rate is estimated to be approximately 30.0% to 30.5%, which is consistent with the full year 2001 rate of 30.0%.

- 2002 will include the benefit of FAS 142 implementation regarding goodwill amortization.

Merck anticipates earnings per share (EPS) for 2002, on an as-reported basis, to be at the same level as 2001 results. The 2002 as-reported EPS will be affected by the benefit from the implementation of FAS 142 regarding goodwill amortization, most of which relates to Merck's 1993 acquisition of Medco, and the timing of the completion of the previously announced separation of Medco Health Solutions. In commenting on its outlook for the third quarter 2002, Merck noted that it is comfortable with the First Call range of analyst EPS estimates of $0.81 to $0.85 per share.

The company expects its core pharmaceutical business to deliver double-digit earnings-per-share growth in 2003.


                                     * * *